Exhibit 99.1

Interlink Electronics Announces Closing of Private Placement
of 8.0% Series A Convertible Preferred Stock
Raising $3.0 Million in Gross Proceeds

October 25, 2021 06:00 AM PDT

IRVINE, Calif. – (Business Wire) – Interlink Electronics, Inc. (NASDAQ: LINK), an industry-leading trusted advisor and technology partner in the advancing world of human-machine interface (HMI) and force-sensing technologies, today announced it has closed a private placement of shares of its newly created 8.0% Series A Convertible Preferred Stock (the Series A Preferred) with individual accredited investors. Interlink sold 120,000 shares of Series A Preferred at an offering price of $25.00 per share, for gross proceeds of $3.0 million.

The Series A Preferred is convertible into shares of Interlink’s common stock at the holder’s option at a conversion price of $12.50 per share, or by Interlink at a conversion price of $12.50 per share if the closing price of the common stock equals or exceeds $15.00 (120% of the initial Conversion Price) for at least 20 out of 30 consecutive trading days immediately preceding the business day on which Interlink issues a press release announcing the mandatory conversion of Series A Preferred. The shares will not be redeemable prior to April 22, 2022, except upon the occurrence of a change of control. Dividends on the Series A Preferred accrue daily and are payable monthly in arrears on the 15th day of the calendar month, at the rate of 8.0% per annum of its liquidation preference, which is the equivalent to $2.00 per annum per share.

The offering closed on October 22, 2021. After payment of placement agent cash fees and expenses of the offering, Interlink received net proceeds of approximately $2.82 million. The purchase agreement for the offering allows for the sale by Interlink of additional shares of Series A Preferred, and we expect another closing in November 2021.

Interlink anticipates using the net proceeds from the offering for working capital and other general corporate purposes, and to fund potential acquisitions.

Interlink is required to file a resale registration statement with the Securities and Exchange Commission that covers the resale by the purchasers of the shares of common stock underlying the Series A Preferred Stock purchased by them in the Offering.

The securities offered in the offering have not been registered under the Securities Act of 1933 or applicable securities laws of any state or jurisdiction. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable securities laws of any state or jurisdiction. This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

About Interlink Electronics, Inc.

Interlink Electronics is a world-leading trusted provider of HMI, sensor, and IoT solutions. In addition to standard product offerings, Interlink utilizes its expertise in materials science, manufacturing, firmware, and software to produce in-house system solutions for custom applications. For 35 years, Interlink has led the printed electronics industry in the commercialization of its patented Force Sensing Resistor® technology and has supplied some of the world’s top electronics manufacturers with intuitive sensor and interface technologies like the VersaPad and the new VersaPad Plus, which boasts the largest active surface area of any resistive touchpad. It also has a proven track record of supplying technological solutions for mission-critical applications in a diverse range of markets—including medical, automotive, consumer electronics, telecommunications, and industrial control—providing standard and custom-designed sensors that give engineers the flexibility and functionally they seek in today’s sophisticated electronic devices. Interlink serves an international customer base from its headquarters in Irvine, California, and world-class materials science lab and R&D center in Camarillo, California. They are supported by strategic global locations covering manufacturing, distribution, and sales support. For more information, please visit InterlinkElectronics.com.

Forward Looking Statements

This press release contains forward-looking statements regarding the occurrence of subsequent closings and the intended use of proceeds from the offering. Forward-looking statements are made as of the date of this document and are inherently subject to risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including, without limitation, the cash generated by and used in our business. Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report (Form 10-K) or Quarterly Report (Form 10-Q) filed with the Securities and Exchange Commission. Forward-looking statements are made as of the date of this release, and we expressly disclaim any obligation or undertaking to update forward-looking statements.

Contact:

Interlink Electronics, Inc.
IR@iefsr.com
Steven N. Bronson, CEO
805-623-4184